Exhibit (a)(5)(c)

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Announces Preliminary Results of its Tender Offer

PITTSBURGH, PA – March 8, 2012 – Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced the preliminary results of its modified Dutch auction tender offer, which expired at 5:00 pm, New York City time, on Wednesday, March 7, 2012.

Based on the preliminary count by BNY Mellon Shareowner Services, the depositary for the tender offer, a total of 429,886 shares of Mastech’s common stock were properly tendered and not properly withdrawn at or below the purchase price of $5.50 per share, including 17,286 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Mastech expects to acquire approximately 429,886 shares of its common stock at a price of $5.50 per share, for an aggregate cost of approximately $2,364,373, excluding fees and expenses relating to the tender offer. These shares represent approximately 12 percent of the shares of common stock outstanding as of February 6, 2012, the last trading day before the commencement of the tender offer.

The number of shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the five trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer will occur promptly thereafter.

Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson Inc. toll-free at (866) 482-5136.

About Mastech Holdings, Inc.:

Leveraging the power of 25 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2010.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497